Exhibit 10(o)

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT (“Agreement”), is made as of this 17th day of September, 2012, by and between Phillip W. Ware (“Employee”), Coastal Caribbean Oils and Minerals, Ltd. (“CCO”), and Coastal Petroleum Company (“CPC”) CCO and CPC are collectively referred to herein as “Coastal,” “Employer” or the “Companies.” This Agreement shall be binding upon the parties hereto, their heirs, administrators, representatives, successors and assigns and shall inure to the benefit of all said persons.

WHEREAS, Employee currently serves as President, Chief Executive Officer and Chief Financial Officer of CCO and CPC, in addition to serving as a director of both Companies; and

WHEREAS, Employer and Employee have mutually agreed that it is in the best interest of each of the parties for Employee to terminate his relationship with Employer both as an officer and director of the Companies.

NOW, THEREFORE, for good and valuable consideration and the covenants, promises and the releases contained in this Agreement, the Employee and Employer agree as follows:

1. Termination: The parties agree that Employee’s employment with Employer will terminate on October 15, 2012 or if the September 4, 2012 Agreement between Coastal and Robert J. Angerer is extended, to the date it is extended (“Termination Date”), and Employee and Employer will have no further contractual or employment relationship except as may arise out of this Agreement. In addition, Employee shall resign as a director of both Companies effective as of the same date.

2. Return of Property and Confidential Materials: Employee represents and warrants that he has returned or will return no later than the Termination Date, all of Employer’s files, documents, records, information, client and customer lists and related information, equipment, and any other tangible or intangible material acquired during his employment with Employer.

3. Severance Compensation: Coastal shall pay to the Employee severance as set forth in Appendix A in lieu of accrued and unpaid salary and benefits and accrued and unpaid director’s fees. Employee acknowledges that this severance pay is being given solely as consideration for this Agreement and must be returned if he breaches this Agreement.

4. Release: In consideration for the severance pay and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee hereby releases and discharges Coastal, and each of their agents, employees, officers, directors, assigns subsidiaries and stockholders, from any and all claims, demands, rights and causes of action of any nature whatsoever, known or unknown (“Claims”), which Employee now has, owns or holds against any or all of them. This includes any Claims arising before, on or after this date under any federal, state or local employment discrimination or labor relations laws; any claims arising under federal or state contract or tort law; or any other claims which have been asserted or which could have been asserted against Employer. Employee represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein. The execution of this Agreement does not release Employer from indemnifying Employee as provided by the Bylaws of CCO or CPC for any actions brought by a third party against the Employee as a result of Employee’s acts or failure to act while employed by Coastal.

Coastal hereby releases and discharges Employee, and each of his agents, or assigns from any and all claims, demands, rights and causes of action of any nature whatsoever, known or unknown, which Coastal now has, owns or holds against Employee.

5. Complete Agreement: This document constitutes and contains the entire agreement and understanding concerning Employee’s employment by Employer, service as a director and termination from the same, and the other subject matters addressed herein between the parties. This Agreement supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.

6. Severability of Invalid Provision: If any provision of the Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect with the invalid provisions or applications. To this end, the provisions of this Agreement are declared to be severable.

7. Choice of Law and Venue: This Agreement shall be deemed to have been executed and delivered within the State of Florida, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by the laws of the State of Florida without regard to principles of conflict of laws. Venue for any action to enforce this Agreement shall be in Leon County, Florida.

Coastal Caribbean Oils and Minerals, Ltd.

Date: 9/17/2012	/s/ Robert J. Angerer, Sr.
By: Robert J. Angerer, Chairman

Coastal Petroleum Company

Date: 9/17/2012	/s/ Robert J. Angerer, Sr.
By: Robert J. Angerer, Chairman

Date: 9/17/2012	/s/ Phillip W. Ware
Phillip W. Ware

EXHIBIT A

SEVERANCE COMPENSATION:

1.	Cash – A lump sum payment in the amount of $200,000.00 less required deductions for federal withholding taxes and FICA.

2.	Insurance – A lump sum cash payment of $4,000 for insurance payments for one year. After one year, Employee will be entitled to purchase COBRA insurance to continue coverage.

3.	Office Rental – A lump sum cash payment of $1,800 for office rental payments and expenses for three months.

4.	Stock Options – Employee has been granted options to purchase 50,000 shares of CCO common stock, at $0.15 per share and 250,000 shares at $0.20 per share. Employee currently has vested incentive stock options to acquire all 300,000 shares of common stock, which Employee may exercise within three months of the Termination Date.

In addition, Employee will be granted a non-incentive fully vested compensatory stock option to purchase one-million shares of CCO common stock at $0.03 per share. This option will expire on December 31, 2017.